NEWS RELEASE
For immediate release
Contact:	Robert Giammarco, Chief Financial Officer (212) 978-2803
Odyssey Re Holdings Corp. Announces 2005 Results
and Restatement of its Financial Results
Stamford, CT — February 9, 2006 — Odyssey Re Holdings Corp. (NYSE: ORH) reported a net loss to common stockholders of $81.7 million, or $1.20 per diluted share, for the quarter ended December 31, 2005, which includes catastrophe losses from Hurricane Wilma of $91.0 million after tax, or $1.34 per diluted share. The net loss for the fourth quarter compares to net income of $57.2 million, or $0.83 per diluted share, for the quarter ended December 31, 2004. Operating loss after tax was $72.1 million, or $1.06 per diluted share, for the fourth quarter of 2005, compared to operating income after tax of $49.5 million, or $0.72 per diluted share, for the fourth quarter of 2004. Operating income (loss) after tax (1) excludes both net realized capital gains (losses) as reported and net realized capital gains (losses) of an equity investee included in net investment income and losses on the early extinguishment of debt. Included in the fourth quarter 2005 net loss available to common stockholders were after tax net realized capital losses, including capital losses of an equity investee which is included in investment income, of $9.5 million ($(0.14) per diluted share) compared to net realized capital gains of $7.7 million for the fourth quarter of 2004 ($0.11 per diluted share).
Results for the years ended December 31, 2005 and 2004 presented herein reflect a restatement to correct the accounting treatment for certain ceded reinsurance contracts, as discussed in more detail below. The total cumulative impact of the restatement through the third quarter of 2005 is to decrease stockholders’ equity by approximately $8.4 million after-tax.
The Company’s fourth quarter 2005 results include catastrophe losses, net of applicable reinstatement premiums, of $115.4 million after tax, or $1.68 per diluted share. This includes net losses after tax of $91.0 million for Hurricane Wilma, and $13.7 million in additional losses for Hurricanes Katrina and Rita, an increase of 7.7% over previously reported losses of $178.8 million for these two storms. Fourth quarter 2004 results include catastrophe losses, net of applicable reinstatement premiums, of $20.0 million after tax, or $0.29 per diluted share, including losses from the four Florida hurricanes that occurred during 2004. The combined ratio for the fourth quarter of 2005 was 126.9%, which includes catastrophe losses of 32.0%, versus a combined ratio of 93.5% for the comparable 2004 period, which includes catastrophe losses of 5.0%.
Gross premiums written for the three months ended December 31, 2005 were $621.6 million, a decrease of 6.5% compared to $665.1 million for the three months ended December 31, 2004. This reflects a decline of 10.8% in the Company’s worldwide reinsurance business compared to the fourth quarter of 2004, offset by an 18.6% increase in U.S. specialty insurance business. Net premiums written during the fourth quarter of 2005 were $526.9 million, a decrease of 10.8% over fourth quarter 2004 net premiums written of $590.4 million.
For the year ended December 31, 2005, the net loss to common stockholders was $101.8 million, or $1.57 per diluted share, as compared to net income of $203.0 million, or $2.94 per diluted share, for the year ended December 31, 2004. Operating loss to common stockholders after tax was $169.1 million, or $2.60 per diluted share, for the year ended December 31, 2005, compared to operating income after tax of $129.9 million, or $1.90 per diluted share, for the year ended December 31, 2004. Gross premiums written for the year ended December 31, 2005 were $2.64 billion, compared to $2.66 billion for the year ended December 31, 2004, while net premiums written over the same period decreased 2.5% to $2.31 billion. The combined ratio for the year ended December 31, 2005 was 117.2%, which includes catastrophe losses of 24.0%, as compared to 96.9% for the year ended December 31, 2004, which includes catastrophe losses of 6.4%.
Andrew A. Barnard, President and Chief Executive Officer, stated, “While we are very disappointed with our financial results for the quarter and the full year of 2005, OdysseyRe enters 2006 in the best shape ever. We remain focused on delivering the strong growth in book value we have enjoyed in the past as we continue to see many attractive opportunities to deploy capital.”

Total investment results, which includes net investment income and net realized capital gains (losses), amounted to $40.6 million before tax in the fourth quarter of 2005, compared to $57.6 million in the fourth quarter of 2004. Net investment income, excluding net realized capital losses as reported and net realized capital losses of an equity investee included in investment income, amounted to $55.3 million for the fourth quarter of 2005, compared to $45.7 million for the fourth quarter of 2004. Net pre-tax realized capital losses were $14.7 million for the fourth quarter of 2005, compared to net pre-tax realized capital gains of $11.9 million for the fourth quarter of 2004. This includes pre-tax net realized capital gains of an equity investee which is included in investment income of $0.9 million for the fourth quarter of 2004. For the three months ended December 31, 2005, net cash flow from operations was negative $23.8 million, a $166.3 million decrease from positive cash flow of $142.5 million for the three months ended December 31, 2004, following significant catastrophe loss payments in the fourth quarter of 2005.
At December 31, 2005, total investments and cash were $5.9 billion, an increase of $853.1 million over December 31, 2004. Common stockholders’ equity (2) of $1.55 billion, or $22.48 per common share, at December 31, 2005 decreased $25.5 million, or 1.6%, compared to December 31, 2004 stockholders’ equity of $1.58 billion, or $24.39 per common share.
During October 2005, OdysseyRe completed approximately $200 million in financing transactions by issuing 4.1 million shares of common stock and 2.0 million shares of each of series A and series B perpetual preferred stock. During the three months ended December 31, 2005, OdysseyRe repurchased $0.5 million principal amount of its convertible senior debentures, resulting in a loss of $0.1 million, after tax. In the fourth quarter of 2005, OdysseyRe paid a cash dividend of $0.03125 per common share on December 30, 2005 to stockholders of record at the close of business on December 16, 2005.
All references to earnings per share amounts are on a diluted basis, which includes, where applicable, the dilutive effect of the assumed conversion of the Company’s contingently convertible debt securities in accordance with the Emerging Issues Task Force Issue 4-08. These shares are excluded from the calculation of diluted earnings per share for the three months and year ended December 31, 2005 as their inclusion would be anti-dilutive.
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Restatement of Financial Results:
As a result of its internal review of contracts with finite characteristics, OdysseyRe is restating its financial results for the years 2001 through 2004, as well as its results for the nine months ended September 30, 2005. The purpose of the restatement is to correct the accounting treatment for certain contract features of seven ceded reinsurance contracts and the accounting treatment of ceding commissions relating to three ceded aggregate excess of loss contracts. OdysseyRe’s decision to restate its financial results follows a re-evaluation by the Company of the accounting considerations for these transactions.
All of the ceded reinsurance contracts were purchased by OdysseyRe between 1998 and 2004. Upon re-evaluation, it was determined that certain features relating to the seven ceded contracts had the effect of allowing the contracts to operate as multi-year, retrospectively-rated contracts, which resulted in timing differences as to how premiums and losses were recognized over the coverage period. With respect to the three ceded aggregate excess of loss contracts, it was determined that due to the deferred nature of the ceding commissions to be received by OdysseyRe, the amounts should be reflected at their present value rather than the nominal value previously recorded by the Company.
The total cumulative impact of the restatement through the third quarter of 2005 is to decrease stockholders’ equity by approximately $8.4 million after-tax, all of which relates to the accounting of the deferred ceding commissions, which will be earned in future periods. There is no cumulative effect on stockholders’ equity through the third quarter of 2005 for the restatement relating to the accounting for the seven multi-year retrospectively rated reinsurance contracts. As a result of the restatement, OdysseyRe estimates that its net income for the year ended December 31, 2004 will be increased by $16.1 million, with $6.4 million attributable to the fourth quarter of 2004, and will be reduced by $2.4 million for the nine months ended September 30, 2005.
The effects of these adjustments are reflected in the Company’s unaudited financial results included herein. The Company will finalize its restatement in connection with the filing of its 2005 Annual Report on Form 10-K, which is expected to occur by March 15, 2006. Although the Company is not aware of further adjustments, it is possible that further adjustments will be made to the Company’s financial results as presented herein.

The adjustments reflected in the Company’s restated financial results included herein also address certain unrelated issues of an immaterial nature from prior periods. The impact of these items has been previously recorded by the Company and has no effect on stockholders’ equity at September 30, 2005.
Until the Company files its 2005 Form 10-K, its previously published financial statements should not be relied upon.
# # #
(1)	“Operating income (loss)” after tax is a non-GAAP financial measure often used by investors to evaluate performance in the insurance and reinsurance industry. Operating income (loss) after tax is equal to net income (loss) available to common stockholders, excluding net realized capital gains (losses) as reported, net realized capital gains (losses) of an equity investee included in net investment income and losses on the early extinguishment of debt. Although realized capital gains or losses are an integral part of the Company’s operations, the amount recognized during any particular period cannot be reasonably estimated and can vary significantly. Management believes that providing operating income (loss) after tax to investors is a useful supplement to GAAP information concerning the Company’s performance. A reconciliation of net income (loss) to operating income (loss) after tax and related amounts per diluted common share is as follows (in millions, except per share amounts):

	Three months ended, (unaudited)
	December 31, 2005		December 31, 2004
		Per Diluted		Per Diluted
	$	Share	$	Share
Net income (loss) available to common stockholders	$(81.7)	$(1.20)	$57.2	$0.83
Net realized capital losses (gains), after tax	9.5	0.14	(7.1)	(0.10)
Net realized capital gains of an equity investee included in investment income, after tax	—	—	(0.6)	(0.01)
Loss on early extinguishment of debt	0.1	—	—	—

Operating income (loss), after tax	$(72.1)	$(1.06)	$49.5	$0.72

	Year ended, (unaudited)
	December 31, 2005		December 31, 2004
		Per Diluted		Per Diluted
	$	Share	$	Share
Net income (loss) available to common stockholders	$(101.8)	$(1.57)	$203.0	$2.94
Net realized capital gains, after tax	(53.0)	(0.81)	(72.2)	(1.03)
Net realized capital gains of an equity investee included in investment income, after tax	(18.1)	(0.28)	(0.9)	(0.01)
Loss on early extinguishment of debt	3.8	0.06	—	—

Operating income (loss), after tax	$(169.1)	$(2.60)	$129.9	$1.90

# # #
(2)	Common stockholders’ equity as of December 31, 2005 represents total stockholders’ equity of $1.65 billion, reduced by $97.5 million attributable to preferred stock.
A conference call to discuss the financial results will be held at 10:00 a.m. Eastern Standard Time on Friday, February 10, 2006.
A live audio webcast of the conference call will be available on the Odyssey Re Holdings Corp. web site (www.odysseyre.com). In addition, callers not able to access the Internet may listen to the conference call by dialing (800) 478-6251 (domestic) or (913) 981-5558 (international) and asking for the OdysseyRe call. A replay of the call will be available from 12:00 p.m. Eastern Standard Time on Friday, February 10, 2006, until 11:59 p.m. Eastern Standard Time on Monday, February 20, 2006. To access the replay, please call either (888) 203-1112 (domestic) or (719) 457-0820 (international); the passcode number is 2078034.
# # #
Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company and Newline Underwriting Management Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America.
# # #

Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the Company’s internal review and related restatement; a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events; the lowering or loss of one of the Company’s financial or claims-paying ratings including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission.
# # #
Visit OdysseyRe’s web site — www.odysseyre.com — for additional information about the Company. In addition, anyone may view the Company’s historical press releases and filings with the Securities and Exchange Commission. This historical information may be found on OdysseyRe’s web site under “Investor Information.”
# # #
Consolidated financial and segment information follows:

ODYSSEY RE HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND DECEMBER 31, 2004
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	December 31,	December 31,
	2005	2004
ASSETS
Investments and cash:
Fixed income securities, at fair value (amortized cost $2,674,999 and $2,478,614, respectively)	$2,629,827	$2,505,630
Equity securities:
Common stocks, at fair value (cost $589,394 and $435,279, respectively)	605,768	453,580
Common stocks, at equity	534,427	402,555
Short-term investments, at cost which approximates fair value	199,503	213,403
Other invested assets	188,799	171,842
Cash and cash equivalents	1,528,427	1,150,748
Cash collateral for borrowed securities	240,642	176,518

Total investments and cash	5,927,393	5,074,276
Investment income due and accrued	46,843	39,592
Premiums receivable	562,738	558,218
Reinsurance recoverables on loss payments	140,881	89,912
Reinsurance recoverables on unpaid losses	1,252,341	1,092,082
Prepaid reinsurance premiums	84,696	93,774
Funds held by ceding insurers	172,896	192,346
Deferred acquisition costs	172,790	171,083
Federal and foreign income taxes	236,275	105,517
Other assets	66,129	138,016

Total assets	$8,662,982	$7,554,816

LIABILITIES
Unpaid losses and loss adjustment expenses	$5,120,267	$4,228,021
Unearned premiums	841,343	832,305
Reinsurance balances payable	164,706	139,401
Funds held under reinsurance contracts	167,020	179,867
Debt obligations	469,155	376,040
Obligation to return borrowed securities	82,543	56,191
Other liabilities	166,376	163,471

Total liabilities	7,011,410	5,975,296

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 200,000,000 shares authorized; 4,000,000 shares of series A and B issued and outstanding	40	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 69,242,857 and 65,142,857, respectively, shares issued	692	651
Additional paid-in capital	993,452	794,055
Treasury stock, at cost (115,325 and 387,879 shares, respectively)	(2,916)	(9,426)
Unearned compensation	(10,651)	(4,977)
Accumulated other comprehensive income, net of deferred income taxes	118,657	136,849
Retained earnings	552,298	662,368

Total stockholders’ equity	1,651,572	1,579,520

Total liabilities and stockholders’ equity	$8,662,982	$7,554,816

ODYSSEY RE HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS AND THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

			Three Months	Three Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
REVENUES
Gross premiums written	$2,637,572	$2,660,743	$621,575	$665,052
Ceded premiums written	325,251	288,970	94,626	74,609

Net premiums written	2,312,321	2,371,773	526,949	590,443
Increase in unearned premiums	(24,158)	(31,510)	28,261	26,641

Net premiums earned	2,288,163	2,340,263	555,210	617,084
Net investment income	217,270	162,265	55,250	46,615
Net realized investment gains	81,503	111,067	(14,648)	10,957

Total revenues	2,586,936	2,613,595	595,812	674,656

EXPENSES
Losses and loss adjustment expenses	2,062,230	1,629,564	544,008	409,628
Acquisition costs	473,014	517,832	123,369	140,536
Other underwriting expenses	146,030	120,765	37,092	26,576
Other expense, net	29,315	16,372	9,704	8,568
Interest expense	29,991	25,609	7,999	6,404
Loss on early extinguishment of debt	3,822	—	84	—

Total expenses	2,744,402	2,310,142	722,256	591,712

(Loss) income before income taxes	(157,466)	303,453	(126,444)	82,944

Federal and foreign income tax (benefit) provision :
Current	(10,237)	112,300	(57,954)	29,177
Deferred	(47,353)	(11,803)	11,272	(3,476)

Total federal and foreign income tax (benefit) provision	(57,590)	100,497	(46,682)	25,701

NET (LOSS) INCOME	(99,876)	202,956	(79,762)	57,243
Preferred dividends	1,944	—	1,944	—

NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(101,820)	$202,956	$(81,706)	$57,243

BASIC
Weighted average common shares outstanding	65,058,327	64,361,535	67,944,715	64,256,325

Basic (loss) earnings per common share	$(1.57)	$3.15	$(1.20)	$0.89

DILUTED
Weighted average common shares outstanding	65,058,327	69,993,136	67,944,715	69,869,831

Diluted (loss) earnings per common share	$(1.57)	$2.94	$(1.20)	$0.83

DIVIDENDS
Dividends declared per common share	$0.125	$0.125	$0.031	$0.031

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(99,876)	$202,956	$(79,762)	$57,243
Other comprehensive (loss) income, net of tax	(18,192)	24,419	(7,111)	135,512

Comprehensive (loss) income	$(118,068)	$227,375	$(86,873)	$192,755

ODYSSEY RE HOLDINGS CORP.
BUSINESS SEGMENTS
YEAR AND THREE MONTHS ENDED
DECEMBER 31, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS)

	Year	Year		Three Months	Three Months
	Ended	Ended		Ended	Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2005	2004	Change	2005	2004	Change
GROSS PREMIUMS WRITTEN
Americas	$1,141,164	$1,267,443	(10.0)%	$272,718	$303,325	(10.1)%
EuroAsia	543,761	553,671	(1.8)	125,322	133,479	(6.1)
London Market	431,665	447,681	(3.6)	94,260	119,253	(21.0)
U.S. Insurance	520,982	391,948	32.9	129,275	108,995	18.6

Total	$2,637,572	$2,660,743	(0.9)%	$621,575	$665,052	(6.5)%

NET PREMIUMS WRITTEN
Americas	$1,054,449	$1,215,553	(13.3)%	$234,228	$292,537	(19.9)%
EuroAsia	512,704	530,774	(3.4)	115,942	127,162	(8.8)
London Market	375,249	389,803	(3.7)	81,184	100,416	(19.2)
U.S. Insurance	369,919	235,643	57.0	95,595	70,328	35.9

Total	$2,312,321	$2,371,773	(2.5)%	$526,949	$590,443	(10.8)%

NET PREMIUMS EARNED
Americas	$1,062,505	$1,236,768	(14.1)%	$253,137	$334,482	(24.3)%
EuroAsia	516,175	482,359	7.0	121,111	118,215	2.4
London Market	386,076	422,777	(8.7)	90,777	101,147	(10.3)
U.S. Insurance	323,407	198,359	63.0	90,185	63,240	42.6

Total	$2,288,163	$2,340,263	(2.2)%	$555,210	$617,084	(10.0)%

	Year	Year		Three Months	Three Months
	Ended	Ended	Percentage	Ended	Ended	Percentage
	December 31,	December 31,	Point	December 31,	December 31,	Point
	2005	2004	Change	2005	2004	Change
LOSSES AND LOSS ADJUSTMENT EXPENSES RATIO
Americas	111.7%	73.3%	38.4	145.1%	70.0%	75.1
EuroAsia	63.2	62.2	1.0	53.4	62.2	(8.8)
London Market	90.3	69.4	20.9	67.8	62.7	5.1
U.S. Insurance	62.0	65.6	(3.6)	56.1	60.9	(4.8)

Total	90.1%	69.6%	20.5	98.0%	66.4%	31.6

ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES RATIO
Americas	30.7%	30.5%	0.2	32.7%	29.4%	3.3
EuroAsia	26.4	25.4	1.0	26.1	25.6	0.5
London Market	22.5	23.7	(1.2)	26.6	24.9	1.6
U.S. Insurance	21.7	19.3	2.4	24.5	21.0	3.4

Total	27.1%	27.3%	(0.2)	28.9%	27.1%	1.8

COMBINED RATIO
Americas	142.4%	103.8%	38.6	177.8%	99.4%	78.3
EuroAsia	89.6	87.6	2.0	79.5	87.8	(8.3)
London Market	112.8	93.1	19.7	94.4	87.6	6.7
U.S. Insurance	83.7	84.9	(1.2)	80.6	81.9	(1.3)

Total	117.2%	96.9%	20.3	126.9%	93.5%	33.4